EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the use of our reports incorporated by reference herein. Our report covering the December 31, 2002 consolidated financial statements of Primus Knowledge Solutions, Inc. and subsidiaries refers to a change in the method of accounting for goodwill and other intangible assets.

/s/    KPMG LLP

Seattle, Washington

January 12, 2004